The Contract
Of
the Chinese-foreign Equity Joint Venture Inner Mongolia Sunrise Petroleum CO.LTD

INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED

And

BEIJING JINRUN HONGDA TECHNOLOGY CO.LTD

25-10-2006

The joint venture contract

Whereas:

(1) INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED registered in Hong Kong of P. R. China;

(2) BEIJING JINRUN HONGDA TECHNOLOGY CO.LTD registered in Beijing;

(3) INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED and BEIJING ASSOCIATES TECHNOLOGY &TRADE CO.LTD had set up the joint venture named INNER MONGOLIA SUNRISE PETROLEUM CO. LTD in Inner Mongolia of China on March 16, 2006.

(4) In accordance with laws and respective articles of association, with the valid decisions by the board of directors of INNER MONGOLIA SUNRISE PETROLEUM CO. LTD and INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED, the shareholders' meeting of BEIJING ASSOCIATES TECHNOLOGY &TRADE CO.LTD and BEIJING JINRUN HONGDA TECHNOLOGY CO.LTD, BEIJING ASSOCIATES TECHNOLOGY &TRADE CO.LTD transferred 3% share of the INNER MONGOLIA SUNRISE PETROLEUM CO. LTD to the BEIJING JINRUN HONGDA TECHNOLOGY CO.LTD.

(5) In accordance with laws and respective articles of association, with the valid decisions by the board of directors of INNER MONGOLIA SUNRISE PETROLEUM CO. LTD and INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED, and the shareholders' meeting of BEIJING JINRUN HONGDA TECHNOLOGY CO.LTD, the registered capital of INNER MONGOLIA SUNRISE PETROLEUM CO. LTD which is 5 million RMB shall increase to 5.2 million RMB at the same time.

Chapter 1 General Provisions

In accordance with The Law of The people's Republic of China on Chinese-foreign Equity Joint Ventures and other relevant Chinese laws and regulations, INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED, and BEIJING JINRUN HONGDA TECHNOLOGY CO.LTD, adhering to the principles of equality and mutual benefit and after friendly consultations, agree to jointly invest to set up a joint venture enterprise in Inner Mongolia of the People's Republic of China.

Chapter 2 Parties to the Joint Venture

Article 1 Parties to this contract are as follows:

INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED (hereinafter referred to as party A) registered in Hong Kong . Which is located in at 251 Hennesey Road ,Hong Kong , P. R. China. Legal representative: Frank C. Ingriselli;

BEIJING JINRUN HONGDA TECHNOLOGY CO.LTD (hereinafter referred to as party B) registered in Beijing, the legal address of which is NO.50 AN LE LIN JIA Road , Cong Wen District, Beijing , P. R. China. Legal representative: Li Jin Hou

Chapter 3 Establishment of the Joint Venture

Article 2 In accordance with the Joint Venture Law and other relevant Chinese laws and regulations, both parties of the joint venture agree to set up the joint venture limited liability company (hereinafter referred to as the joint venture company).

Article 3 The name of Joint Venture is Inner Mongolia Sunrise Petroleum Co. Ltd.

The legal address of the joint venture company is Wu Lan street, Bei Si Jie Fang, Er Lian Hao Te city, Inner Mongolia municipality.

Article 4 The Joint Venture shall follow the provisions of the laws and regulations of the People's Republic of China in all their activities.

Article 5 The Organization form of the joint venture company is a limited liability company. The profits, risks and losses of the joint venture shall be shared by the parties in proportion to their contribution to the registered capital.

Chapter 4 Obligation of Each Party to the Joint Venture

Article 6 The parties shall submit the application concerning to changes of the Joint Venture to Chinese government for the examination and approval of the Joint Venture.

Article 7 The parties shall share the expense for set up the joint venture according to the proportion of each Participant's investment.

Article 8 Party B shall assist the joint venture to get the license of production and sale in accordance with the scope of operation stipulated in the contract..

Chapter 5 Business Purpose and scope

Article 9 The business purpose of the Parties to the joint venture is in accordance with the principle of equality and mutual benefit, to improve the product quality and raise economic results by adopting advanced, appropriate and scientific management method, so as to ensure satisfactory economic benefits for each investor.

Article 10 The business scope of the Joint Venture shall be to engage to exploit the oil field, sell the petroleum and do any thing legally.

The throughput of the Joint Venture is: 5oooTon every year.

Chapter 6 Total Amount of Investment and the registered capital

Article 11 The Investment of the Joint Venture total amount is 100 million RMB.

Party A shall pay the foreign currency in amount of RMB50.44 million Yuan (according to the benchmark exchange rate announced by the People's Bank of China on the submission of the funds), accounting for 97%;

Party B shall pay the RMB 1.56 million Yuan, accounting 3%.

Profit Sharing: according to the proportion of each Participant's investment

Article 12 The registered capital of the joint venture shall be invested by the Parties in installments. Within 3 months since of issuing the business license of the joint venture , Party A pays the installment 11.704 million that shall be 23.38% of Party A's total contribution, Party B pays the installment 0.362 million that shall be 23.2% of Party B's total contribution. The rest of payment 39.844 million, two parties should pay by two different time since of issuing the business license of the joint venture: First term pay 19.922million on June 30th 2007. Second term pay 19.922 million on November 30th 2007.

Chapter 7 Board of Directors

Article 13 Joint Venture set up board of directors. The highest authority of the joint venture shall be its board of directors.

Article 14 The board of directors shall decide all major issues concerning the joint venture.

The board of directors shall exercise the following powers:

a. To decide upon the operation policies and investment plans of the joint venture.

b. To examine and approve the reports by the general manager.

c. To examine and approve the proposed annual financial budget and final accounts, profit distribution plan and plan for recovery of losses of the joint venture.

d. To formulate the basic management systems of the joint venture.

e. To decide establishing a branch.

f. To amend the Articles of Articles of Association of the joint venture, including adding the additional directors.

g. To decide merger or division of the joint venture

h. To appoint general manager and deputy manager of the joint venture, the chief engineer, the chief accountant and other high-ranking management personnel.

i. To decide termination, dissolution and liquidation of the joint venture.

j. To exercise other powers prescribed by the Articles of Association of the joint venture.

Article 15 The board of directors shall be made up of 3 directors. Party A appoints 2 directors, Party B appoints 1 director.

The chairman of the board is the legal representative of the joint venture. Chairman of the directors is Frank C. Ingriselli.

Article 16 Decision of the Board shall be made by majority vote.

Chapter 8 The Manager

Article 17 Joint Venture shall have a general manager who shall be appointed by the board of directors.

Article 18 Joint venture shall have a financial deputy general manager who shall be appointed by the board of directors.

Chapter 9 Labor Management

Article 19' Labor contract covering the employment, dismissal, wages, labor insurance, welfare, rewards, penalties and other matters concerning the staff and workers of the joint venture shall be drawn up between the joint venture and the trade union of the joint venture as a whole, or the individual employees in the joint venture as a whole or individual employees in accordance with the Regulations of the People's Republic of China on Labor Management in Joint Ventures and its Implementing Rules.

Article 20 The recruitment, wages, social insurance, welfare and other matters concerning the high-ranking management personnel of the joint venture shall be discussed and decided by the board of directors.

Chapter 10 Taxes, Finance and Audit

Article 21 The joint venture shall pay taxes in accordance with the provisions of Chinese laws and other relevant regulations.

Staff and workers of the joint venture shall pay individual income tax according to the Individual Income Tax Law of the People's Republic of China.

Article 22 The joint venture shall withdraw reserve fund, enterprise development fund and the fund for the workers' welfare & rewards in accordance with the provisions of the Joint Venture Law , and the annual withdraw proportion shall be discussed and decided by the board of directors according to the business situation of the joint venture.

Article 23 Financial checking and examination of the joint venture shall be conducted by an auditor registered in China and reports shall be submitted to the board of directors and the general manager.

In case Party A considers it necessary to employ a foreign auditor registered in another country to undertake annual financial checking and examination, Party B shall give its consent. All the expenses thereof shall be borne by the Joint Venture..

Article 24 In the first three months of each business year, the manager shall organize and have the assets and liabilities statement, loss and gain statement and proposal concerning profit sharing of the past year formulated so as to submit them to the board meeting for the examination and approval.

Chapter 11 Duration of the Joint Venture

Article 25 The period of the joint venture is 20 years. The date of issue of the business license of the joint venture shall be the date of establishment of the joint venture.

An application for the extension of the duration, proposed by one party and unanimously approved by the board of directors, shall be applied to the original examination and approval authority for approval prior to 6months ahead of the termination date of the joint venture.

Chapter 12 Insurance

Article 27 Insurance policies of the joint venture on various kinds of risks shall be underwritten with the Insurance Company registered in China according to the laws of China. Types, value and duration of insurance shall be decided by the board of directors in accordance with the provisions of the Insurance Company.

Chapter 13

The Amendment, Alteration and termination of the Contract

Article 27 In case of inability to fulfill the contract or to continue the operation due to heavy losses in successive years as a result of force majeure, the duration of the joint venture and the contract shall be terminated before the time of expiration after being unanimously agreed upon by the board of directors and approved by the original examination and approval authority.

Article 28 Should the joint venture be unable to continue its operation or achieve its business purpose due to the fact that one of the contracting parties fails to fulfill the obligations prescribed by the contract and articles of association, or seriously violates the provisions of the contract and articles of association, that party shall be deemed to have unilaterally terminated the contract. The other party shall have the right to continue the operation, to terminate the contract in accordance with the provisions of the contract after approval by the original examination and approval authority, and to claim damages. In case Party A and Party B of the joint venture agree to continue the operation, the party who fails to fulfill its obligations shall be liable for the economic losses caused thereby to the joint venture.

Chapter 14 Liability for Breach of Contract

Article 29 should either Party A or Party B fail to pay on schedule of the contributions in accordance with the provisions defined in Chapter 6 of this contract, the party in breach shall pay to the other party 3% of the contribution starting from the first month after exceeding the time limit. Should the party in breach fail to pay after

3 months, 3% of the contribution shall be paid to the other party, who shall have the right to terminate the contract and to claim damages.

Article 30 Should all or part of the contract and its appendices be unable to be fulfilled owing to the fault of one party, the party in breach shall bear the liability therefore. Should it be the fault of both parties, they shall bear their respective liabilities according to the actual situation.

Chapter 15 force majeure

Article 31 Should either of the parties to the contract be prevented from executing the contract by force majeure, such as earthquake, typhoon, flood, fire, war or other unforeseen events, and their occurrence and consequences are unpreventable and unavoidable, the prevented party shall notify the other party by written form without any delay, and within 15 days thereafter provide detailed information of the events and a valid document for evidence issued by the relevant public notary organization explaining the reason of its inability to execute or delay the execution of all or part of the contract. Both parties shall, through consultations, decide whether to terminate the contract or to exempt part of the obligations for implementation of the contract or whether to delay the execution of the contract according to the effects of the events on the performance of the contract.

Chapter 16 Applicable Law

Article 32 The formation, validity, interpretation, execution and settlement of disputes in respect of, this contract shall be governed by the relevant laws of the People's Republic of China.

Chapter 17 Settlement of Disputes

Article 33 Any disputes arising from the execution of, or in connection with, the contract shall be settled through friendly consultations between both parties. In case no settlement can be reached through consultations, the disputes shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its rules of procedure. The arbitral award is final and binding upon both parties.

Article 34 When any dispute arising out of or in connection with this contract is under arbitration, except for the provisions in dispute, the remaining provisions of this contract shall remain effective. The Parties shall continue to fulfill their respective obligations under this contract.

Chapter 18 language

Article 35 The contract shall be written in Chinese and in English. Both language versions are equally authentic. In the event of any discrepancy between the

two aforementioned versions, the Chinese version shall prevail.

Chapter 19 Effectiveness of the Contract and Miscellaneous

Article 36 The appendices drawn up in accordance with the principles of this contract are integral parts of this contract, including: the Article of Association of the Chinese-foreign Equity Joint Venture , etc.

Article 37 The joint ventures shall open foreign exchange deposit accounts and RMB deposit account with domestic bank approved to engage in the business of foreign exchange.

Article 38 The contract and its appendices shall come into force commencing from the date of approval of the Ministry of Commerce of the People's Republic of China.

Article 39 Should notices in connection with any party's rights and obligations be sent by either Party A or Party B by telegram or telex, etc., the written letter notices shall be also required afterwards. The legal addresses of Party A and Party B listed in this contract shall be the posting addresses.

Article 40 The contract is signed in Beijing of China by the authorized representatives of both parties on Oct. 25, 2006.

Party A:

INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED

Legal representative:

Par ty B:

BEIJING JINRUN HONGDA TECHNOLOGY CO.LTD

Legal representative: